[FORM OF UNIT CERTIFICATE]

[FACE OF SECURITY]

Number ________	___________ Shares

UNITS, EACH UNIT CONSISTING OF ONE SHARE OF 9% REDEEMABLE SERIES 1 PREFERRED STOCK , PAR VALUE $0.0001 PER SHARE, AND ONE SERIES 1 WARRANT

CHANTICLEER HOLDINGS, INC.

SEE REVERSE SIDE FOR CERTAIN TERMS AND DEFINITIONS

This Certifies that ________________________ is the owner of ___________________________________ fully paid and non-assessable Units of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.

●	Dated _______________
●
	President	Secretary

[REVERSE OF SECURITY]

Each Unit represented by this certificate is comprised of one share of 9% Redeemable Series 1 Preferred Stock (“Preferred Stock”) and one Series 1 Warrant (“Warrant”). The Preferred Stock and the Warrants are components of the Units, are not detachable and are not separately transferable. The terms and provisions of the Warrants included herein shall in all respects be subject to the Series 1 Warrant certificate issued to the holder, as the same may be corrected, supplemented or amended from time to time (the “Warrant Certificate”). The powers, preferences, rights, qualifications, limitations and restrictions and other terms and provisions of the Preferred Stock included herein shall in all respects be subject to the provisions of the Certificate of Designation of 9% Redeemable Series 1 Preferred Stock of the Corporation dated __________, 2016, as the same may be corrected, supplemented or amended from time to time (the “Certificate of Designation”). The Corporation will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Corporation at its principal place of business. This certificate shall be held subject to all of the provisions of the Certificate of Incorporation and the Bylaws of the Corporation and any amendments thereto, copies of which are on file at the office of the Corporation and made a part hereof as though the provisions of said Certificate of Incorporation and Bylaws were imprinted in full on this certificate, to all of which the holder of this certificate, by acceptance hereof, assents and agrees to be bound.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations. Additional abbreviations may also be used though not in the list.

TEN COM – as tenants in common	UNIF GIFT MIN ACT - ___________Custodian ______________ (Minor)
TEN ENT – as tenants by the entireties	under Uniform Gifts to Minors Act ________________ (State)
JT TEN – as joint tenants with right of survivorship	UNIF TRF MIN ACT - _____________(Custodian) ____________ (Minor)

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE
For value received, the undersigned herby sells, assigns and transfers unto

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE

Shares

represented by the within Certificate, and hereby irrevocably constitutes and appoints _____________________________ _________________________________________________________________ Attorney to transfer the said shares on the books of the within-named Corporation with full power of substitution in the premises.

Dated, ______________________________ In presence of________________________________________